Exhibit 99.1

FOR IMMEDIATE RELEASE		August 4, 2026
Media Contact: Analyst Contact:	Alan Bunnell (602) 250-3376 Amanda Ho (602) 250-3334
Website:	pinnaclewest.com

PINNACLE WEST REPORTS LOWER 2026 SECOND-QUARTER FINANCIAL RESULTS COMPARED TO A YEAR AGO

•Lower second-quarter financial results align with company expectations as operating performance, reliability remain strong

•Robust customer growth and increased energy demand driven by early summer heat

•Customer support and financial assistance resources enhanced for peak summer season

PHOENIX – Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders of $178.6 million, or $1.43 per diluted share of common stock, for the quarter ended June 30, 2026. This result compares with consolidated net income of $192.6 million, or $1.58 per diluted share, for the same period in 2025.

The 2026 quarterly results reflect a decrease of about $14 million, primarily as a result of higher interest charges; higher depreciation and amortization; and lower transmission service revenues. These negative factors were partially offset by the favorable impacts of the effects of weather; customer growth and usage; decreased operations and maintenance expenses; and lower taxes.

“Summer arrived early this year, with temperatures reaching 105° F back in March. As a result, our customers turned on their air conditioners sooner than usual and continued using them heavily even after temperatures returned to levels similar to last year,” said Pinnacle West Chairman, President and Chief Executive Officer Ted Geisler, citing a 7% increase in residential cooling degree days in the 2026 second quarter versus the same period a year ago. “This usage drove higher energy demand and sustained load growth and contributed to financial results within our expectations.”

Operationally, Geisler said Arizona Public Service Co. (APS) employees delivered strong performance throughout the second quarter, maintaining reliable service during extreme summer heat and increased energy demand. During the period, APS achieved robust residential customer growth of 2.1% and weather-normalized sales growth of 5.6%. Overall, customer growth was 2.1%, while total sales increased 9.6%.

Supporting Customers Through the Summer
While APS remains focused on delivering safe, reliable power throughout the summer, the company is also expanding existing programs and resources to help customers manage higher seasonal energy bills.
As Arizona enters the peak summer season, APS has expanded its customer support through enhanced Care Center resources, customer education, targeted communications and community outreach. These efforts help connect customers with information, tools and assistance designed to support them during the peak summer season. Customer resources include webinars, educational materials, bill-management options and personalized support from customer advisors.

Bringing APS’s customer-first commitment to life, Geisler highlighted a recent example of APS employees going above and beyond to support some of the company’s most vulnerable customers:

Ahead of a planned outage in Prescott Valley, Ariz., employees responded to concerns from a local elderly and disabled housing community about outage communications. By collaborating across Customer Experience, Public Affairs and Transmission & Distribution teams, this particular outage was delayed to provide additional customer support and education.

“When residents shared concerns about how a planned outage could affect their community, our employees took the time to listen and respond,” said Geisler. “By providing personalized outreach, answering questions, verifying customer information, sharing preparedness resources and connecting residents with APS assistance programs, we were able to better support customers and strengthen trust within the community. The experience also helped us identify opportunities to improve future outreach and communication with customers who may need additional support.”

Enhancing the APS Safety Net Program
APS also enhanced its Safety Net program that expands support for customers and their designated emergency contacts. The updated program provides earlier notifications about past-due bills, potential disconnection notices and outages. This added awareness can help customers avoid service interruptions and connect with available support sooner. APS also expanded enrollment opportunities through customer service interactions and digital channels, making participation more accessible.

Additionally, APS offers financial assistance programs, including discounts of up to 25% or 60% for eligible vulnerable customers; emergency utility bill assistance offering up to $1,000 annually; and APS CARE (Crisis Assistance Relief Effort), a Salvation Army-administered service providing up to $500 annually in emergency energy bill assistance. To ensure customers in need are connected to these programs, the company partners with more than one hundred community action agencies across its service territory to train representatives who serve our shared customers.

Customers are encouraged to visit aps.com/save for a full list of assistance programs or call (602) 371-7171 or (800) 253-9405 for support, available 24/7 in English and Spanish. APS’s call center answers 75% of customer calls within 30 seconds, and the company’s mobile app enables customers to quickly and easily find the information they need when they need it.

Strengthening Reliability for Customers
Supporting customers extends beyond assistance programs and outage preparedness, added Geisler. APS also is investing in the infrastructure and resources needed to provide the reliable energy service customers count on at the lowest cost possible.

Toward that end, APS recently announced plans to convert two retired coal-fired units at the Cholla Power Plant near Joseph City to natural gas, bringing about 380 MW of reliable, dispatchable energy back online by 2029 – enough to power about 61,000 Arizona homes. By repurposing existing infrastructure and transmission facilities, Geisler said the project will help meet Arizona’s growing energy demand in a cost-effective way while supporting grid reliability, complementing renewable energy resources, and creating jobs and economic benefits for Navajo County. The project remains subject to regulatory approvals and is expected to begin construction in 2028.

Financial Outlook
For 2026, the Company continues to estimate its consolidated earnings will be within a range of $4.55 to $4.75 per diluted share on a weather-normalized basis. Key factors and assumptions underlying this outlook can be found in the second-quarter 2026 earnings presentation slides at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the company’s financial results and recent developments, and to provide an update on the company’s longer-term financial outlook, at noon ET (9 a.m. Arizona time) today, Tuesday August 4. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (888) 506-0062 or (973) 528-0011 for international callers and enter participant access code 293662. A replay of the call also will be available at pinnaclewest.com/presentations or by telephone until 11:59 p.m. ET, Tuesday, Aug. 11,

2026, by calling (877) 481-4010 in the U.S. and Canada or (919) 882-2331 internationally and entering replay passcode 54218.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of about $32.6 billion, about 6,200 megawatts of generating capacity and approximately 6,600 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the company provides retail electricity service to about 1.5 million Arizona homes and businesses. For more information about Pinnacle West, visit the company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit
pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on current expectations. These forward-looking statements are often identified by words such as "estimate," "predict," "may," "believe," "plan," "expect," "require," "intend," "assume," "project," "anticipate," "goal," "seek," "strategy," "likely," "should," "will," "could," and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•our ability to achieve timely and adequate rate recovery of our costs through our regulated rates and adjustor recovery mechanisms, including returns on and of debt and equity capital investment;
•the impacts of federal, state, and local laws, judicial decisions, statutes, regulations, and FERC, NRC, EPA, ACC, and other agency requirements, including as they are changed by legislative and regulatory action as well as executive orders, such as those relating to tax, environment, energy, nuclear plants, and deregulation of the retail electric market;
•our operation of Palo Verde is subject to substantial regulatory oversight and potentially significant liabilities and capital expenditures;
•we are subject to numerous environmental laws and changes to existing laws, or new laws, may increase our costs and impact our business;
•the potential effects of climate change on our electric system, including as a result of weather extremes, such as prolonged drought and high temperature variations in the area where APS conducts its business, as well as the impacts of policy and regulatory changes introduced to address climate change;
•co-owners of our jointly owned generation and transmission facilities may have unaligned goals;
•the willingness or ability of counterparties, participants, and landowners to meet contractual or other obligations or extend the rights for continued generation and transmission operations;
•deregulation of the electric industry and other factors, such as large customers developing large, utility scale generation to serve their energy needs, may result in increased competition;
•variations in demand for electricity, including those due to weather, seasonality (including large increases in ambient temperatures), the general economy or social conditions, customer and sales growth (or decline), data center growth (or lack thereof), including to support the AI industry, the effects of energy conservation measures and DG, and technological advancements;
•wildfires, including those arising as a result of climate change, extreme weather events, or the expansion of the wildland urban interface;
•generation, transmission, and distribution facilities and system operating costs, conditions, performance, and outages;
•our ability and efforts to meet current and anticipated future needs for generation and transmission and distribution facilities in our region at reliable levels, including factors affecting our ability to acquire and develop new resources to serve this load as well as difficulties in accurately forecasting load growth, particularly from high load energy users;

•availability of fuel and water supplies as well as the volatility and costs of fuel and purchased power;
•the direct or indirect effect on our facilities or business from cybersecurity threats or intrusions, data security breaches, terrorist attack, physical attack, severe storms, or other catastrophic events, such as fires, explosions, pandemic health events, or similar occurrences;
•risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;
•the development of new technologies and the impact they have on the retail and wholesale electricity market and the impacts of our adoption or failure to adopt such technologies;
•the availability and retention of qualified personnel and the need to negotiate collective bargaining agreements with union employees;
•the cost of debt, including increased cost as a result of rising interest rates, and equity capital and our ability to access capital markets when required as well as the impacts a credit rating downgrade would have on us;
•the investment performance of the assets of our nuclear decommissioning trust, captive insurance cell, coal mine reclamation escrow, pension, and other postretirement benefit plans, and the resulting impact on future funding requirements;
•Pinnacle West’s cash flow depends on the performance of APS and its ability to make dividends and distributions;
•potential shortfalls in insurance coverage;
•Pinnacle West’s ability to meet its debt service obligation could be adversely affected because its debt securities are structurally subordinated to the debt securities and obligations of its subsidiaries;
•the liquidity of wholesale power markets and the use of derivative contracts in our business;
•policy changes in Arizona or other states through ballot initiatives or referenda may increase our cost or operations or affect our business plans;
•general economic conditions, such as tariffs, inflation, and other supply chain constraints, as well as uncertainties associated with the current and future economic environment and conditions in Arizona; and
•disruptions in financial markets could adversely affect our cost of and access to credit and capital markets.

These and other factors are discussed in the most recent Pinnacle West/APS Form 10-K and 10-Q along with other public filings with the Securities and Exchange Commission, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

Operating Revenues	$1,455,749	$1,358,751	$2,605,346	$2,391,031

Operating Expenses
Fuel and purchased power	558,498	477,008	995,227	857,079
Operations and maintenance	283,387	286,605	560,087	586,714
Depreciation and amortization	243,226	228,893	483,084	463,833
Taxes other than income taxes	61,684	57,651	123,656	117,005
Other expense	3,282	1,042	6,446	1,626
Total	1,150,077	1,051,199	2,168,500	2,026,257

Operating Income	305,672	307,552	436,846	364,774

Other Income (Deductions)
Allowance for equity funds used during construction	17,052	14,767	31,834	28,016
Pension and other postretirement non-service credits, net	5,018	3,692	9,000	6,650
Other income	13,096	12,104	18,077	29,565
Other expense	(6,570)	(4,259)	(9,310)	(6,829)
Total	28,596	26,304	49,601	57,402

Interest Expense
Interest charges	133,601	113,527	259,360	218,470
Allowance for borrowed funds used during construction	(11,402)	(11,559)	(21,265)	(21,661)
Total	122,199	101,968	238,095	196,809

Income Before Income Taxes	212,069	231,888	248,352	225,367

Income taxes	31,302	35,018	32,471	28,835

Net Income	180,767	196,870	215,881	196,532

Less: Net income attributable to noncontrolling interests	2,193	4,306	4,387	8,612

Net Income Attributable To Common Shareholders	$178,574	$192,564	$211,494	$187,920

Weighted-Average Common Shares Outstanding - Basic	121,306	119,517	121,333	119,555

Weighted-Average Common Shares Outstanding - Diluted	124,494	121,865	124,136	121,813

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$1.47	$1.61	$1.74	$1.57
Net income attributable to common shareholders - diluted	$1.43	$1.58	$1.70	$1.54